Confidential - Company Proprietary Exhibit 10.1 ADDENDUM TO OFFER LETTER April 24, 2026 Dear Melissa, The purpose of this offer letter is to provide you with an addendum to the terms and provisions set forth in your offer letter dated January 6, 2023. The following term is added: Service Date: VL Employment LLC will honor your original March 27, 2000 start date for the purposes of recognizing your total service time with the company and driving service history in the business. Except as expressly modified hereby, the terms and provisions of the offer letter dated January 6, 2023 shall remain in full force and effect. Sincerely yours, /s/ Carli Stoller Carli Stoller Vice President, Human Resources, Water Quality

Confidential - Company Proprietary Acknowledgement Acknowledgment: Please acknowledge that you have read, understood, and accept this addendum to your offer letter of at will employment by signing and returning it to me. /s/ Melissa Kapity April 24, 2026 Melissa Kapity Signature Date: April 24, 2026